Exhibit 10.34

PERMANENT EMPLOYMENT
CONTRACT

Between the undersigned:
MIRION TECHNOLOGIES (MGPI) SAS, with capital of €22,025,010, having its registered office at Lamanon (Bouches du Rhône), entered in the Trade and Companies Register under number 303 375 406 00020 NAF code 2651 B
Represented by Mr Pierre Cange, Group HRD France, acting in its official capacity,
Hereinafter referred to as the “Employer” or “the Company”
Party of the first part,
And, Mr Loïc Eloy, of French nationality, residing at 14 Avenue Saint Maur, 59110 La Madeleine, Social Security No. 1 76 03 51 454 361 25.
Hereinafter referred to as “the Employee”
Party of the second part,
For the record:
The Employee was hired by the Employer, under a Permanent Employment Contract dated 1 March 2017, and on the date hereof holds the position of VP EMEA and APAC for the HPD division.
Given the internal opportunities, the Employer has proposed to the Employee, who accepts, a change in his duties.
Given the extent of this change and its impact in terms of responsibilities and internal organisation, it is expressly agreed between the parties that this employment contract shall replace any other contract or amendment existing between the parties and therefore cancels all previous contractual documents.
It has therefore been agreed as follows:
ARTICLE 1 - Engagement and place of work
The Employee is promoted to the position of Chairman of the RMSD Operations Division, a position classified in the Executive category, Position III C. For information purposes, and on the date hereof, this position is based in Lamanon (13113). The Employee is informed that in the course of his duties he will be called upon to travel frequently, both in France and abroad, for short or medium-term stays.
ARTICLE 2 - Term - Probation
This contract is entered into for an indefinite term. Between 1 April 2019 and 30 June 2019, there will be a gradual assumption of responsibility for the new functions, with this period corresponding to a handover and transition period with his predecessor, who currently holds the position of Chairman of Operations Division. The Employee will use this period to familiarise himself and learn all of the obligations, responsibilities and prerogatives related to this position.
Given the Employee’s previous experience, no probationary period is anticipated.
ARTICLE 3 - Length of service
In accordance with the legislation in force, the terms of previous contracts have been taken into account to determine length of service. Consequently, the theoretical date used for calculating the rights related to the Employee’s length of service will be 1 February 2008.

ARTICLE 4 - Reporting line and missions
The Employee will perform his position under the authority of the Director of Operations of the Mirion Technologies Group, namely Mr Michael Freed (the Manager) on the date hereof.
His main mission will be to:
•Propose a consistent vision for his activities and put in place the people, tools and processes to achieve this vision;
•Manage all of the group processes incumbent on him for his division: Construction of the budget, definition and application of the strategy, monitoring and achievement of targets, HR processes (including O&T);
•Direct all operations relating to his division, including in terms of budget monitoring, sales, R&D, resource management, etc. in order to achieve or exceed the related commercial and budgetary forecasts;
•Contribute to the group’s growth, make proposals on organisational, structural and operational changes.
To this end, he will have the greatest autonomy and discretion for decision-making, while ensuring that his actions are in line with the Group’s performance, development and financial objectives.
This position is not included in the list of positions presenting particular risks.
ARTICLE 5 - Status and working time
Since April 2017, the Employee has already been classified as a senior executive within the meaning of Article L.3111-2 of the French Labour Code, due to the particular nature of the duties and the level of responsibilities entrusted, and the broad independence that the Employee enjoys in the organisation of his work.
There will be no reference to paid leave on his payslip as of April 2017 and his absences for this reason will not be monitored or counted.
However, in order to guarantee the proper conduct of his activity, any absences will nevertheless require prior written notification by any means (a simple email will suffice) and the approval of his manager.
ARTICLE 6 - Collective bargaining agreement
The applicable collective bargaining agreement is the National Collective Agreement for Engineers and Executives in Metallurgy. The Employee must also comply in good faith with the provisions of the company’s by-laws.
ARTICLE 7 - Remuneration
As of 1 April 2019, in return for the performance of his duties and within the framework of his status as a senior executive within the meaning of working time, the Employee will receive a gross fixed monthly remuneration of €14,250 (fourteen thousand two hundred and fifty euros). The following are added to this remuneration:
• Thirteenth month
This 13th month will be calculated on the basis of 12 months’ work for a full year and pro rated for a shorter period.
The salary used for calculation will, for a full year, be the contractual salary for the month of December. For a departure during the year, the calculation basis will be the contractual salary for the last month worked.
• Restaurant vouchers
For information purposes, the Employee is also informed that he will be able to benefit from lunch vouchers in accordance with the conditions provided for in the company agreement.
• Company car
The Employee will benefit from a company car from the range provided by the company for this level of responsibility.
The vehicle covers 100% professional and private use, including tolls and fuel (fuel card and toll badge).

• Variable remuneration
A performance-related bonus may be granted according to specific targets and conditions set by his Manager under the conditions set out in the Group’s bonus programme, known as the Executive Bonus Agreement.
For this target-related variable part, and subject to the targets set for each period, i.e. the tax year, being achieved in full, the Employee may claim a target amount equal to 50% of his basic gross annual salary for the period.
It is specified that this percentage may be revised upwards or downwards depending on the elements constituting the Executive Bonus Agreement, which are detailed in a descriptive document to be signed by the Employee.
The targets assigned to the Employee for each period considered will be detailed in an annual document.
In the event of entitlement to this performance-related bonus, it will be paid on the dates usually recorded in the company, namely on the date hereof in quarter 4 of each calendar year, which may change in particular in the event of a change in the dates of the fiscal year.
•Relocation costs
As the Employee currently resides in northern France, it is agreed between the parties that he undertakes to move as soon as possible following his appointment. He will reside in the PACA region, close enough to the company to enable proper performance of his duties.
In accordance with the Collective Bargaining Agreement, the Employee and his family may benefit from a reconnaissance trip to the Employer’s geographical area in order to prepare for their move, the expenses of which will be paid by the Employer upon presentation of supporting documents.
In addition, the Company will cover his travel costs, up to a maximum of €15,000 (fifteen thousand euros).
This payment may cover the costs of finding accommodation, moving expenses and other costs associated with moving house, installation costs, etc.
To this end, the Employee shall draw up an expense report to which he shall attach the supporting documents. This expense report will be reimbursed to the Employee according to the practices in force in the company.
ARTICLE 8 - Contractual termination fees
a)    Additional termination fee
Upon the Employee’s accession to the category of senior executives in April 2017, it was planned between the parties that the paid leave acquired and in the process of being acquired before that date, i.e. 27.5 days, would be compensated.
It is therefore provided that in the event of termination of his employment contract for any reason whatsoever, and regardless of the party taking the initiative, the Employee will benefit, in addition to the compensation that may be legally due, from a special indemnity equal to €12,773 (twelve thousand seven hundred and seventy three euros) gross corresponding to the total gross value of these 27.5 days of leave.
This compensation is known as the “Additional termination fee” and will be paid to the Employee with his last payslip.
Since the date of termination of the employment contract may be a long way in the future, it is expressly provided that, for each full year elapsed, the amount of this fee will be revalued by an amount proportional to the change in the INSEE consumer price index recorded between 1 April 2017 and the date of termination.
b)    Contractual severance pay
In the event of termination of the employment contract at the initiative of the Employer, and excluding cases of dismissal for serious or gross misconduct, or contractual termination, the Employee will receive contractual severance pay in an amount equivalent to 6 months of the Employee’s gross basic monthly salary, in addition to the contractual severance pay.
ARTICLE 9 - General professional obligations
Given the changes in the Employer’s and the Group’s internal procedures, the obligations inherent in the Employee’s position may change and the Employee accepts in advance any change in organisation in the performance of his duties and, in general, he undertakes to perform any task entrusted to him by the Employer in relation to the position held and his job description.
The Employee is informed that a number of requirements, prohibitions, work procedures and procedures for use of equipment and resources made available within the context of his duties are available for information and consultation by all Employees on the company’s intranet. For information purposes, the IT policy, travel policy, defrayal methods, company by-laws, etc. form part of these documents governing day-to-day life in the company. He expressly undertakes to read and comply with them on a daily basis.
He must inform the Company without delay of any changes subsequent to his engagement that may affect his civil status, family situation, address, etc.
Given the very broad functions of the Employee and his access to extremely sensitive information, at both Employer and Group level, extremely strict discretion and confidentiality obligations are in place.
a) Confidentiality - Professional discretion
During fulfilment of this contract, the Employee acknowledges that he may become aware of facts, events, documents, information, data or confidential information belonging to MIRION, and more broadly to the Group to which the Company belongs, relating in particular to products, customers, prices and strategy, and defined and protected as such by the Employer.
The Employer insists on the essential nature of compliance with this confidentiality obligation. On this point, a reinforced obligation is specifically provided for in order to avoid any communication to any third party, spontaneously or accidentally, of any process, knowledge or information, deemed to be the exclusive property of the Employer.
Only information that the Employee can demonstrate as being in the public domain may, where applicable, be exempt from this general confidentiality and discretion obligation.
Derogating from this rule for any disclosure, of any kind, in a circle different from that of the company in the strict sense, would constitute gross misconduct.
The Employee therefore formally undertakes not to disclose to anyone any of the plans, designs, costings, studies, projects, achievements, or any subjects studied in the company, either on behalf of the company’s clients, or for the company itself, declaring himself bound by the most absolute professional secrecy. The same applies to data, information, results, etc. arising from work carried out in the company or on customer premises.
In general and more specifically with regard to third parties, the Employee undertakes to respect the strictest confidentiality of anything that he may learn during fulfilment of this contract.
He thus undertakes to observe the utmost discretion regarding everything concerning the Company’s activities and in particular: organisation, methods, results, projects, customers and commercial policy.
The Employee should also, under penalty of constituting misconduct, immediately inform the Employer of any unintentional disclosure, including theft of information or media of any kind (paper, electronic, etc.) containing information.
Beyond these obligations of discretion and protection of information, in general, the Employee shall of course refrain from making any direct or indirect use, for his benefit or for the benefit of a third party, of any process or technique included in his mission, from marketing or revealing them, in any context whatsoever and at any time whatsoever.
All of the foregoing obligations are valid both during the course of this employment contract or any amendments thereto and after its expiry, particularly in the event of termination thereof and regardless of the party that initiated the termination.
The Employer particularly insists on respecting manufacturing secrets and the confidentiality of information related to its activity and its products, which cannot in any way be communicated externally and to third parties under penalty of incurring the civil and criminal liability of the person who permitted or disseminated such information.
b)    Publications
The Employee may not, without the prior written consent of the Employer, publish any study or document, in any form whatsoever, relating to work carried out by the company or its customers, or reporting information obtained during his activity in the Company.

c)    Use and return of data and documents
The Employee acknowledges that all the documents and information made available to him are and remain the exclusive property of MIRION, as are all the documents drawn up by him in the context of his professional activity.
Consequently, he undertakes to return any document, whether original or copied, at any time, upon first request from MIRION.
Under the same conditions, the Employee may not, in any form whatsoever and for any reason whatsoever, keep any data or copy of data relating to information belonging to MIRION.
In order to ensure the necessary confidentiality, and given the sensitive nature of the information he may learn within the context of his employment, the Employee is expressly informed that the use of his laptop computer outside the company is strictly limited and reduced within the context of his professional obligations.
With the exception of the obligations related to his mission, he is also strictly prohibited from taking away on any medium (USB stick, CD, etc.) any data relating to his work or from transferring it from the company via email or an Internet link or any other means without prior written authorisation.
Without justification directly related to his mission, he is also prohibited from storing company data on any medium belonging to him (CD, USB stick, external hard drive, etc.) and from taking it outside the company.
Finally, the Employee must ensure that he pays particular attention to protecting any information in his possession by taking the appropriate measures. As such, he undertakes to scrupulously follow the confidentiality procedures implemented within the Company, in particular the procedures relating to his login details and passwords, his computer, email, Internet access, etc. and more broadly the rules related to the use of digital tools, laid down mainly in the Company’s IT Charter or any other document that will be brought to his attention. The Employee must spontaneously contact the IT department to find out the recommendations and means to be implemented.
Finally, the Employee will ensure that he does not allow unauthorised third parties to access any paper or electronic documents.
ARTICLE 10 - Exclusivity - Loyalty
Given the nature of his duties, which involve a significant commitment and investment, during the term of this contract, the Employee may not accept any other professional occupation of any kind whatsoever, without the prior and express authorisation of the Company or his superiors.
ARTICLE 11 - Information on personal data protection
Within the context of the management of staff (recruitment, professional evaluation, training, etc.) and, in particular, the establishment of pay transactions, the company is required to collect and process the personal data of each of its Employees.
The recipients of this information are the company’s internal departments, namely the human resources department, payroll and financial services, and the social security organisations, the pension and provident funds, the mutual insurance company, the employment centre, occupational health and the tax authorities (to be adapted if necessary: chartered accountant, etc.).
This information is only used in the context strictly necessary for personnel management and may only be communicated to the aforementioned recipients.
It shall be kept for a period varying according to its nature and its usefulness with regard to the employment relationship and the applicable regulations. The personal data retention policy is detailed in the ICT charter available on the company’s intranet.
In accordance with the General Data Protection Regulation (EU Regulation 2016/676), each Employee has a right of access, rectification and erasure over information concerning them.
The Employee also has the right to lodge a complaint with the French Data Protection Authority (www.cnil.fr).
The Employee is also required to comply with the General Data Protection Regulation (EU Regulation 2016/676) and Law No. 2018-493 of 20 June 2018 on the Protection of Personal Data. As such, to ensure compliance, the company has put in place a policy for the use of personal data that all Employees must comply with in the context of their professional activity.

ARTICLE 12 - Non-compete agreement
Given the nature of the Employee’s duties, the specific nature of the activity and the industrial positioning of the company on the European, American and Asian markets through the Group to which MIRION TECHNOLOGIES (MGPI) SA belongs and the confidential information to which he will have access, the Employee acknowledges that the Employer has a legitimate interest in restricting his freedom of establishment in the event of termination of his employment contract.
Consequently, in the event of termination of the employment contract, for any reason whatsoever, except in the event of redundancy on economic grounds, the Employee undertakes to:
•     Not enter the service of a directly competing company.
•     Not to intervene directly or indirectly in any management, manufacture, trade or any activity that may compete with the company’s activity.
This non-compete clause is applicable for a period of 1 (one) year, with a limitation to Radiation Protection activities and geographically to Europe, North America and Asia (China, Korea, India).
It will apply from the day of the Employee’s actual departure from the Company.
The financial consideration for this obligation is calculated in accordance with Article 28 “Professional Secrecy - Non-compete clause” of the Collective Agreement referred to above as being applicable.
In the event of non-compliance with the clause on the part of the Employee, the Employer will be released from its commitment to pay the financial consideration. This is not exclusive of the right that the company reserves to take legal action against the Employee for reimbursement of the damages actually suffered and to order, subject to penalty, the cessation of the competitive activity.
However, the Employer reserves the right to release the Employee from the non-compete clause, subject to the Employee’s prior notice in writing within 8 days of the end of his employment contract.
However, in the event of contractual termination of the employment contract, the Employer may release the Employee from the non-compete clause, provided that an express mention to this effect is included in the termination agreement.
ARTICLE 13 - Employee benefits
The Employee will be a member of the supplementary pension schemes subscribed by the Employer for his category. He will therefore belong to the AGIRC-ARRCO regime of HUMANIS, 45777 SARAN Cedex
The Employee will also be covered by the “health expenses” and “life insurance” group policies taken out by the company for his category and according to the options available, these contracts being currently open with QUATREM, 56-61 Rue La Fayette, BP 460-09 75423 Paris Cedex 09.
For information, a statement of hiring will be sent to:
L’URSSAF DES BOUCHES DU RHÔNE
20, Avenue Viton
13299 MARSEILLES CEDEX 9
The Employee has a right of access and rectification over the data relating to this declaration and saved in the computerised file kept by the Social Protection Organisation.
Signed in Lamanon, on 7 February 2019, in two original copies, one for each of the parties.
The Employee    For the Employer
Loïc Eloy    Pierre Cange
/s/ Loïc Eloy    /s/ Pierre Cange